Exhibit 10.28
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) dated as of March 22, 2021 (the “Effective Date”) is made and entered into by and between Ascend Wellness Holdings, LLC, a Delaware limited liability company with a principal place of business at 1411 Broadway, 16th Floor, New York, NY 10018 (the “Company”), and Abner Kurtin, an individual whose principal business address is in care of the Company at 1411 Broadway, 16th Floor, New York, NY 10018 (the “Executive”).
RECITALS
WHEREAS, the Executive has served as the Chief Executive Officer of the Company since its inception; and
WHEREAS, the parties desire to memorialize the terms of such employment, on the terms and conditions hereinafter set forth.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:
1.    Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and the Executive hereby accepts, continued employment as Chief Executive Officer of the Company.
2.    Term. Subject to earlier termination as hereinafter provided, the Executive’s employment hereunder shall be for a term of three (3) years, commencing on the Effective Date, and, on the third anniversary of the Effective Date and each annual anniversary of the Effective Date thereafter, shall be automatically extended for successive terms of one (1) year each, unless either the Company or the Executive provides notice (a “Non-Renewal Notice”) to the other at least 90 days prior to expiration of the original or any extension term that the Executive’s employment hereunder is not to be so extended. The term of this Agreement, as from time to time extended or renewed, is hereafter referred to as “the term of this Agreement” or “the term hereof.”
3.    Capacity and Performance.
(a)    During the term hereof, the Executive shall serve the Company as Chief Executive Officer, reporting directly to the Board of Directors of the Company (the “Board”).
(b)    During the term hereof, the Executive shall be employed by the Company on a full-time and diligent basis and shall perform such duties and responsibilities on behalf of the Company as are customarily performed by a Chief Executive Officer of a company of comparable size and as may be reasonably designated from time to time by the Board.

(c)    During the term hereof, for so long as the Executive is employed as the Company’s Chief Executive Officer, the Company will nominate the Executive for re-election to the Board and the Executive shall serve in such other officer and/or director positions with any affiliate of the Company (for no additional compensation) as may be determined by the Board (excluding the Executive) from time to time. For purposes of this Agreement, an “affiliate” of the Company shall mean any person or entity that that directly or indirectly controls, or is under common control with, or is controlled by, the Company, and as used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting equity interests, by contract or otherwise).
(d)    During the term hereof, the Executive shall not, directly or indirectly, render any services of a business, commercial or professional nature to any person or entity other than the Company (or any affiliate thereof), whether for compensation or otherwise, without the prior written consent of the Board (excluding the Executive), which shall not be unreasonably withheld. For the avoidance of doubt, notwithstanding the foregoing, the Executive may (i) engage in the activities set forth on Exhibit A hereto so long as such activities do not (A) individually or in the aggregate, interfere with the performance of the Executive’s duties under this Agreement and (B) materially change in nature or scope of the Executive’s engagement after the Effective Date, in which case the Executive shall not be permitted to continue such engagement without the prior written consent of the Board (excluding the Executive) and (ii) engage in educational, charitable and civic activities and manage the Executive’s personal investments and affairs, in each case, so long as such activities (A) do not, individually or in the aggregate, interfere with the performance of the Executive’s duties under this Agreement and (B) are not contrary to the interests of the Company or any of its affiliates or competitive in any way with the Company or any of its affiliates.
4.    Compensation and Benefits. As compensation for all services performed by the Executive under this Agreement and during the term hereof and subject to performance of the Executive’s duties and obligations to the Company pursuant to this Agreement:
(a)    Base Salary. The Company shall pay the Executive a base salary at the rate of $1,000,000 per annum. The Executive’s base salary shall be payable in accordance with the payroll practices of the Company for its executives and subject to increase from time to time by the Board (excluding the Executive), in its sole discretion. The base salary set forth in this Section 4(a), as from time to time increased, is hereafter referred to as the “Base Salary.”
(b)    Annual Bonus Compensation. For each fiscal year that ends during the term hereof, the Executive shall be eligible to earn an annual bonus (the “Annual Bonus”). The Executive’s annual target bonus opportunity for each such fiscal year shall be equal to 100% of Base Salary (the “Target Bonus”), based on the achievement of target performance goals established by the Compensation Committee of the Board (the

“Compensation Committee”). If the Company and/or the Executive achieves superior performance goals established by the Compensation Committee for any fiscal year, then the Executive shall be eligible to earn an additional 100% of Base Salary as part of his Annual Bonus for such fiscal year, for total Annual Bonus eligibility of 200% of Base Salary (the “Maximum Annual Bonus”). If threshold performance goals are not achieved for any fiscal year, then the Executive shall not receive an Annual Bonus for such fiscal year. The Annual Bonus, if any, will be paid within thirty (30) days after the Board’s approval of the Company’s and its subsidiaries’ consolidated audited financial statements for the fiscal year to which such Annual Bonus relates (and in all events in the fiscal year immediately following the fiscal year to which such Annual Bonus relates).
(c)    Bonus upon Change of Control Event. Upon the consummation of a change of control (as defined in the 2021 Incentive Plan), and concurrent with the payment of any consideration to any other holders of capital stock of the Company in connection with such change of control, the Executive shall be deemed to have earned the Maximum Annual Bonus (the “Change in Control Bonus”) for each fiscal year during the remainder of the Term (inclusive of partial fiscal years). Notwithstanding anything to the contrary contained herein, the obligations of the Company to pay the Change of Control Bonus to Executive shall survive any termination of this Agreement by reason of death, disability or termination of employment of Executive without limitation, except that the Company’s obligation to pay the Change of Control Bonus shall terminate concurrently with any termination of Executive’s employment for Cause (as defined in Section 5(c) below).
(d)    Equity Incentives. Subject to the approval of the Board (excluding the Executive), on or as soon as reasonably practicable after the Effective Date, the Executive will be granted 2,500,000 Restricted Stock Units pursuant to and as defined in the Company’s 2021 Equity Incentive Plan (the “2021 Incentive Plan”) and subject to the terms and conditions of the applicable award agreement. During the term hereof, the Executive shall be eligible to receive additional equity grants under the 2021 Incentive Plan, or any successor plan for the issuance of stock options, restricted stock, or other equity incentives hereafter maintained by the Company and in which other senior executives of the Company participate. Any and all additional grants to the Executive under the 2021 Incentive Plan or any such successor plan shall be made at the sole discretion of the Board (excluding the Executive) and shall be subject to the terms and conditions of the applicable award agreement.
(e)    Vacations. During the term hereof, the Executive shall be entitled to vacation, personal days, sick time and similar paid time off benefits in accordance with the applicable policies of the Company, as in effect from time to time.
(f)    Insurance Benefits. During the term hereof and subject to any contribution therefor generally required of employees of the Company, the Executive shall be eligible to participate in any medical, dental and disability insurance plans maintained by the Company from time to time (collectively, the “Insurance Benefits”). The Executive’s participation in such Insurance Benefits shall be subject to applicable law, the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding anything herein to the contrary, the Company may amend, modify or terminate any Insurance Benefits at any time in its discretion.
(g)    Business Expenses. During the term hereof, the Company shall promptly pay or reimburse the Executive for all reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any reasonable maximum annual limit and other restrictions on such expenses set by the Board (excluding the Executive) and otherwise in accordance with the Company’s then-prevailing policies and procedures for expense reimbursement (including such reasonable substantiation and documentation as may be specified by the Company from time to time).
5.    Termination of Employment and Severance Benefits. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate prior to the expiration of the term under the following circumstances:
(a)    Death. In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, (i) the Base Salary earned but not paid through the date of termination (to be paid in accordance with the Company’s normal payroll policies or at such earlier time as required by applicable law), (ii) the value of any vacation time earned but not used through the date of termination (to be paid in accordance with the Company’s policies and applicable law), (iii) any Annual Bonus earned under Section 4(b) with respect to the fiscal year immediately preceding the fiscal year in which such termination occurs, but only to the extent unpaid as of the date of termination (with any such earned Annual Bonus to be paid at the same time as if no such termination had occurred), and (iv) any business expenses incurred by the Executive but unreimbursed as of the date of termination, provided that such expenses are reimbursable under Company policy (with such expenses to be reimbursed in accordance with the Company’s expense reimbursement policies as in effect from time to time) (all of the foregoing, “Final Compensation”). In addition to Final Compensation, if the Executive’s employment terminates due to his death during the term hereof, the Executive will be entitled to (x) a prorated portion of any Annual Bonus earned for the fiscal year in which such termination occurs (calculated as the Annual Bonus that would have been paid for such fiscal year, multiplied by a fraction, the numerator of which is equal to the number of days the Executive worked for the Company in such fiscal year, and the denominator of which is equal to the total number of days in such fiscal year), with any such prorated Annual Bonus to be paid at the same time as if no such termination had occurred (the “Prorated Bonus”) and (y) the Benefit Continuation he would have been entitled to receive under clause (iii) of Section 5(d) below had the Executive been terminated by the Company other than for Cause in accordance with such Section 5(d). The Company shall have no further obligation to the Executive or his estate hereunder.

(b)    Disability.
(i)    The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, with or without reasonable accommodation, for any period of ninety (90) consecutive days or more, or one hundred eighty (180) days (whether or not consecutive) during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, the Company shall pay to the Executive the Final Compensation and shall otherwise comply with the provisions of this Section 5(b). In addition to such Final Compensation, the Executive will be entitled to (x) the Prorated Bonus and (y) the Benefit Continuation he would have been entitled to receive under clause (iii) of Section 5(d) below had the Executive been terminated by the Company other than for Cause in accordance with such Section 5(d). The Company shall have no further obligation to the Executive hereunder.
(ii)    In lieu of terminating the Executive’s employment hereunder, the Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and Insurance Benefits in accordance with Section 4(e), to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for long-term disability income benefits under the Company’s disability income plan (or any disability insurance policy of the Company).
(iii)    If the Executive becomes eligible to receive disability income payments under the Company’s disability income plan (or any disability insurance policy of the Company), the Executive shall be entitled to receive Base Salary under Section 4(a) hereof less the amount of such disability income payments being made to the Executive, and shall continue to participate in Company benefit plans in accordance with Section 4(e) and as permitted by the terms of such plans, in each case, until the termination of his employment.
(iv)    Any determination as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder shall be made by a physician satisfactory to both the Executive (or his duly appointed guardian) and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties. If the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(c)    By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following shall constitute “Cause” for termination:
(i)    Repeated or willful refusal, failure or neglect by the Executive to perform the material duties of his employment or to follow the directions of the Board (other than by reason of the Executive’s physical or mental illness or impairment);
(ii)    The Executive’s committing any act of fraud, embezzlement, or theft;
(iii)    The Executive’s material violation of the Company’s policies;
(iv)    The Executive’s behavior or engagement in any acts that may interfere with the ability of the Company or any of its affiliates to maintain a license to harvest, cultivate, process, or sell cannabis or otherwise continue to operate its business;
(v)    The Executive’s breach of any non-disclosure, non-disparagement, non-competition, non-solicitation, assignment of inventions agreement or other restrictive covenants set forth herein, other than the Executive’s inadvertent and immaterial breach of any non-competition or non-disclosure obligation that is not otherwise detrimental to the Company or any of its affiliates, as determined by the Board (excluding the Executive);
(vi)    The Executive’s conviction of a felony (including pleading guilty or nolo contendere to a felony) or commitment of other acts causing a material detriment to the reputation, the business or a business relationship of the Company or any of its affiliates; provided, however, that for the avoidance of doubt, no conviction or plea of nolo contendere of a felony or crime that occurs solely as a result of a violation of U.S. federal law concerning cannabis or the cannabis industry shall be deemed to constitute “Cause”, so long as (A) the acts, omissions, conduct or activity related to cannabis or the cannabis industry giving rise to any such conviction or plea of nolo contendere of a felony or crime could be reasonably believed to be in compliance with applicable state and local laws and (B) such conviction or plea of nolo contendere is not likely to interfere with the ability of the Company or any of its affiliates to maintain a license to harvest, cultivate, process, or sell cannabis or otherwise continue to operate its business;
(vii)    The Executive’s willful engagement in dishonesty, illegal conduct (other than solely as a result of a violation of U.S. federal law concerning cannabis or the cannabis industry, so long as (A) the acts, omissions, conduct or activity related to cannabis or the cannabis industry giving rise to such illegal conduct could be reasonably believed to be in compliance with applicable state and local laws and (B) such illegal conduct is not likely to interfere with the ability of the Company or any of its affiliates to maintain a license to harvest, cultivate, process, or sell cannabis or otherwise continue to operate its business), or gross misconduct, which in each case is materially injurious (monetarily or otherwise) to the Company or its affiliates; or
(viii)    The Executive’s material breach of the terms of this Agreement.
For purposes of this provision, no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.
Termination of the Executive’s employment shall not be deemed to be for Cause unless and until (I) the Company has given notice thereof to the Executive specifying in reasonable detail the conduct constituting “Cause,” (II) solely with respect to the conduct described in clauses (i), (iii), (iv), (v) and (viii) above, the Executive fails to cure and correct his conduct (if capable of cure and correction) within thirty (30) days after such notice, and (III) the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the Board (excluding the Executive) (after the Executive is given an opportunity, together with counsel, to be heard before the Board), finding in good faith that the Executive has engaged in the conduct described in any of (i)-(viii) above.
Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation hereunder to the Executive, other than for Final Compensation.
(d)    By the Company Other than for Cause or by Giving a Non-Renewal Notice. The Company may terminate the Executive’s employment hereunder other than for Cause (and other than in connection with the Executive’s death or disability) at any time upon ninety (90) days’ written notice to the Executive; provided that, during such 90-day notice period (or any portion thereof), the Executive may be required to work remotely from his residence or the Company may place the Executive on garden leave, and in all events, the Company may prohibit the Executive from entering any premises of the Company or any of its affiliates, contacting any employee, customer, vendor or supplier of the Company or any of its affiliates or accessing any property of the Company or any of its affiliates. In the event of such termination, or in the event that the Executive’s employment is terminated as a result of the Company’s Non-Renewal Notice pursuant to Section 2 hereof, then (i) the Company shall pay to the Executive the Final Compensation, (ii) the Company shall pay the Executive an amount equal to two (2) times the sum of Base Salary and Annual Bonus earned by the Executive for the full fiscal year immediately preceding the fiscal year in which such termination occurs (the “Termination Compensation”), payable in substantially equal installments in accordance with the Company’s normal payroll practices as in effect from time to time, over the twelve (12) month period immediately following the termination date (with the first payment to be made on the first payroll date following the effective date of the Employee Release (as defined below) and to include a catch-up to cover any payment that would have been made prior to such date had the Employee Release been effective on the termination date); provided that, if such termination date occurs prior to the conclusion of one full fiscal year of employment, it shall be assumed, for purposes of determining the Termination Compensation, that Executive earned one full fiscal year of his current Base Salary and achieved an Annual Bonus of 100% of his current Base Salary; provided, further, that, if (and only if) such termination date occurs within eighteen (18) months after a Change of Control Event (as defined below), then the Termination Compensation shall be payable to the Executive in a lump sum payment on the first payroll date following the effective date of the Employee Release (rather than in installments, as provided above in this clause (ii)), (iii) subject to any employee contribution applicable to the Executive as of immediately prior to the date of termination, the Company shall continue to pay the cost of the Executive’s participation in the Company’s medical and dental insurance plans for a period of twelve (12) months, provided that if the Executive’s continued participation in such plans would result in a violation of any non-discrimination rules or result in any fines, penalties or excise taxes to the Company or any of its affiliates or if the Executive is otherwise not eligible to continue participation in such plans under applicable law or plan terms, then, to the extent possible without resulting in such violation, fines, penalties or excise taxes, the Company shall instead make monthly cash payments to the Executive in an amount equal to the employer portion of the monthly insurance premiums that would have been applicable had the Executive been eligible to continue such participation (the benefit described in this clause (iii), collectively, the “Benefit Continuation”), (iv) the Prorated Bonus, and (v) notwithstanding the terms of any other agreement, instrument or document to the contrary (including without limitation any vesting terms, performance criteria or other conditions, and regardless of whether entered into before or after the date of this Agreement), upon such termination, Executive’s right to purchase or otherwise acquire any equity securities of the Company under any stock option or other agreement, instrument, plan, program or arrangement outstanding or in effect on the effective date of such termination shall thereupon vest in full (subject only to the payment of the applicable exercise or purchase price, if any, and provided that any equity awards that are subject to the satisfaction of performance goals shall be deemed earned at target performance), and any right of the Company or any subsidiary to repurchase any equity securities of the Company from Executive, whether arising under any option, agreement, instrument, plan, program, arrangement or otherwise, shall thereupon terminate. For purposes of this Agreement, the term “Change of Control Event” shall mean the consummation, after the Effective Date, of (i) the sale of all or substantially all of the Company’s assets or at least a majority of voting power of the capital stock of the Company, (ii) any liquidation, dissolution or winding up of the Company, or (iii) the merger or consolidation of the Company with or into another entity, except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity, as applicable; provided, however, that no event described in the foregoing clauses (i), (ii) and (iii) shall constitute a Change of Control Event for purposes of this Agreement unless it satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(v) or (vii).
(e)    Any obligation of the Company to make the payments and provide the benefits to the Executive under Section 5 (other than Final Compensation) is conditioned, however, upon the Executive (or his estate or legal representative, as applicable) signing a general release of claims and covenant not to sue in such form and substance as may be agreed to by the Company and the Executive (or his estate or legal representative, as applicable) (the “Employee Release”) within twenty-one days (or such greater period as the Company may specify) (the “Release Period”) following the date of termination of employment and upon the Executive (or his estate or legal representative, as applicable) not revoking the Employee Release during the 7-day revocation period following the execution of the Employee Release (the “Revocation Period”). Notwithstanding the foregoing, if payment of Termination Compensation and the Benefit Continuation could commence in more than one taxable year based on when the Employee Release could become effective, then to the extent required by Section 409A of the Code, any such payments that would have been made during the calendar year in which the Executive’s employment terminates shall instead be withheld and paid on the first payroll date in the calendar year immediately after the calendar year in which the Executive’s employment terminates, with all remaining payments to be made as if no such delay had occurred.
(f)    By the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason, upon notice to the Company setting forth in reasonable detail the nature of such Good Reason. The following shall constitute “Good Reason”, subject to the notice and cure periods set forth below, unless the Executive shall have consented in writing to any of the following:
(i)    any reduction in the Executive’s Base Salary other than in connection with a general reduction in base salaries that affects all similarly situated executives in substantially the same proportions;
(ii)    any reduction in the Executive’s Target Bonus or Maximum Annual Bonus opportunity (other than solely as a result of a reduction in Base Salary);
(iii)    any failure by the Company to nominate the Executive for re-election to the Board and to use its best efforts to have the Executive re-elected (other than as a result of a Change of Control Event, which shall be governed by this Section 5(f)(v)), or any change in the Executive’s title as Chief Executive Officer of the Company;
(iv)    any diminution in the Executive’s responsibilities or authority within the Company, or any alteration in the nature or status of Executive’s position, title or responsibilities or the conditions of Executive’s employment, including the requirement for the Executive to report to any person(s) other than the Board, in any case without his prior written consent, other than any of the foregoing that occurs as a result of a Change of Control Event (which shall be governed by this Section 5(f)(v));

(v)    in the event of a Change of Control Event, any failure by the acquirer to (a) make an offer of employment to the Executive for a base salary, target bonus and maximum bonus opportunity amounts that are substantially comparable in the aggregate to the Executive’s Base Salary and Annual Bonus (taking into consideration both the Target Bonus and the Maximum Annual Bonus) each as of immediately prior to such sale, (b) nominate the Executive for election to the Board of the acquirer, (c) offer the Executive a position with duties, responsibilities and authority that are materially comparable to the Executive’s duties, responsibilities and authority as Chief Executive Officer of the Company (disregarding any duties, responsibilities and authority the Executive had as a member of the Board or as an officer or director of any affiliate of the Company) as of immediately prior to such sale;
(vi)    any failure by the Company to comply with any material provision of this Agreement; and
(vii)    any requirement that the Executive relocate the principal place of his work for the Company such that his existing commute is increased by more than 50 miles.
Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless (x) the Executive gives the Company written notice within ninety (90) days after the Executive first has knowledge of the occurrence of the event which the Executive believes constitutes the basis for Good Reason, specifying the particular act or failure to act which the Executive believes constitutes the basis for Good Reason, (y) the Company fails to cure such act or failure to act within sixty (60) days after receipt of such notice and (z) the Executive terminates his employment within sixty (60) days after the end of the period specified in clause (y).
In the event of termination in accordance with this Section 5(f), then the Executive will be entitled to the same payments and benefits (i.e., the Final Compensation, the Termination Compensation, the Benefit Continuation, the Prorated Bonus and acceleration of equity vesting (or termination of Company repurchase rights, as applicable)) he would have been entitled to receive had the Executive been terminated by the Company other than for Cause (and not due to his death or disability) in accordance with Section 5(d) above (subject to the terms of Section 5(e) above).
(g)    By the Executive Other than for Good Reason or by Giving a Non-Renewal Notice. The Executive may terminate his employment hereunder at any time upon ninety (90) days’ prior written notice to the Company. In the event of termination of the Executive’s employment pursuant to this Section 5(g), or if the Executive should give a Non-Renewal Notice pursuant to Section 2 hereof, the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive the Final Compensation and, to the extent permitted under (and subject to the terms of) the applicable plan documents, provide the Insurance Benefits for the notice period (or any portion thereof) so waived. Upon such employment termination, the

Company shall have no further obligation hereunder to the Executive, other than for any Final Compensation and Prorated Bonus due to him.
(h)    Post-Agreement Employment. In the event the Executive remains in the employ of the Company or any of its subsidiaries following termination of this Agreement, by the expiration of the term hereof or otherwise, then such employment shall be at will.
6.    Effect of Termination. The provisions of this Section 6 shall apply to a termination of the Executive’s employment with the Company hereunder, whether due to the expiration of the term hereof, pursuant to Section 5 or otherwise.
(a)    Payment by the Company of any applicable Final Compensation, Termination Compensation, Benefit Continuation, acceleration of equity vesting (or termination of Company repurchase rights, as applicable) and/or any other amounts or benefits that may be due the Executive in each case under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to the Executive, and the Executive shall not be entitled to additional payments or benefits under any other severance agreement or executive severance plan of the Company. Upon request of the Company, the Executive shall promptly give the Company notice of all facts necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 5 hereof.
(b)    Except for the Benefit Continuation and equity-security related benefits pursuant to Section 5(d) or 5(f) hereof, all benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment without regard to any continuation of any applicable Termination Compensation or other payment to the Executive following such date of termination.
(c)    Provisions of this Agreement shall survive any termination of Executive’s employment hereunder if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the Restrictive Covenants (as defined below). The obligation of the Company to make payments and provide benefits to or on behalf of the Executive under 5(b), 5(d), 5(f) or 5(g) hereof (other than the Final Compensation) is expressly conditioned upon the Executive’s continued compliance with the Restrictive Covenants; provided that (i) the Company may not discontinue any such payments and benefits (or require repayment of any such payments or benefits already provided to the Executive) unless the Company has provided written notice to the Executive setting forth in reasonable detail the nature of such non-compliance and, if the nature of such non-compliance is such that it is capable of being remedied by the Executive without any damage to the Company, as determined by the Board (excluding the Executive), the Executive shall have failed to remedy such non-compliance within ten (10) days following receipt of such notice (it being understood that if the nature of such non-compliance is such that it is not capable of being remedied by the Executive without any damage to the Company, as determined by the Board (excluding the Executive), the Company may discontinue such payments and benefits at such time as it provides such written notice to the Executive) and (ii) to the extent curable, the Company may suspend or discontinue such payments or benefits thereafter only during such period as such non-compliance continues. The Executive recognizes that, except as expressly provided in Section 5, no compensation is earned after termination of employment.
7.    Restrictive Covenants. As an inducement and as essential consideration for the Company to enter into this Agreement, and in exchange for other good and valuable consideration, the Executive hereby agrees to the restrictive covenants contained in this Section 7 (the “Restrictive Covenants”). The Company and the Executive agree that the Restrictive Covenants are essential and narrowly tailored to preserve the goodwill of the business of the Company and its affiliates, to maintain the confidential and trade secret information of the Company and its affiliates, and to protect other legitimate business interests of the Company and its affiliates in light of their niche businesses and the executive position held by the Executive. The Company and the Executive further agree that the Company would not have entered into this Agreement without the Executive’s agreement to the Restrictive Covenants. For purposes of the Restrictive Covenants, each reference to “Company” and “affiliate” shall also refer to the predecessors and successors of the Company and any of its affiliates (as the case may be).
(a)    Non-Competition. During the period commencing on the Effective Date and ending on the date that is twelve (12) months after the date on which the Executive’s employment hereunder terminates (the “Termination Date”), regardless of the reason for the Executive’s termination of employment and regardless of who initiates such termination (such period, the “Non-Competition Period”), the Executive shall not, anywhere in the United States or in any other country or jurisdiction in which the Company or any of its affiliates conducts or conducted business during the Non-Competition Period, either directly or indirectly, as a proprietor, partner, stockholder, director, executive, employee, consultant, joint venturer, member, investor, lender or otherwise, engage or assist others to engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control of, or become employed or engaged by any person or entity that (i) is engaged in the business of the cultivation, manufacture and/or sale of cannabis or (ii) is, or has taken steps to become, competitive with the current business, activities, products or services of the type conducted, authorized, offered, or provided by the Company or any of its affiliates, or with respect to prospective business, activities, products or services which the Company or any of its affiliates (with the Executive’s knowledge or involvement) has spent significant time or resources analyzing for the purposes of assessing expansion opportunities by the Company or any of its affiliates during the twelve (12) month period immediately prior to the Termination Date, in each case except as set forth on Exhibit A or otherwise approved by the Board at any time prior to the Termination Date (the “Competitive Business”). Notwithstanding the foregoing, nothing in this Section 7(a) shall prevent the Executive from (i) participating in any or all of the engagements or activities set forth on Exhibit A hereto so long as such engagements or activities do not (A) individually or in the aggregate, interfere with the performance of the Executive’s duties under this Agreement and (B) materially change in the nature or scope of the Executive’s engagement after the Effective Date or (ii) owning, as a passive investor, up to two percent (2%) of the securities of any entity that are publicly traded on a national securities exchange.

(b)    Customer Non-Solicitation. During the period commencing on the Effective Date and ending on the date that is twelve (12) months after the Termination Date, regardless of the reason for the Executive’s termination of employment and regardless of who initiates such termination, the Executive shall not (except on the Company’s behalf during the term hereof), for purposes of providing products or services that are competitive with those provided by the Company or any of its affiliates, directly or indirectly, on the Executive’s own behalf or on behalf of any other person or entity, contact, solicit, divert, induce, call on, take away, or do business with (or attempt to do any of the foregoing) any customer or client of the Company or any of its affiliates (or any person or entity who, during the twelve (12) months prior to the Termination Date, was engaged in mutual contact, discussion or correspondence with the Company in respect of becoming a customer or client of the Company or any of its affiliates) with whom the Executive had contact within the twelve (12) months immediately prior to the Termination Date.
(c)    Service Provider Non-Solicitation. During the period commencing on the Effective Date and ending on the date that is twelve (12) months after the Termination Date, regardless of the reason for the Executive’s termination of employment and regardless of who initiates such termination, the Executive shall not (except on the Company’s behalf during the term hereof), directly or indirectly, on the Executive’s own behalf or on behalf of any other person or entity, solicit for employment or engagement, employ or engage, or interfere with the employment or engagement of (or attempt to do any of the foregoing) any individual who (A) is employed by, or an independent contractor of, the Company or any of its affiliates at the time of such solicitation, interference or attempt thereof or (B) was employed by, or an independent contractor of, the Company or any of its affiliates within twelve (12) months prior to such solicitation, employment, engagement, interference or attempt thereof.
(d)    Non-Disparagement. During the term hereof and at all times thereafter, (I) the Executive shall not, directly or through any other person or entity, make any public or private statements (whether orally, in writing, via electronic transmission, or otherwise) that disparage, denigrate or malign (i) the Company or any of its affiliates, (ii) any of the businesses, activities, operations, affairs, reputations or prospects of the Company or any of its affiliates, or (iii) any of the officers, employees, directors, managers, partners (general and limited), agents, members or shareholders of any of the persons or entities described in any of clauses (i) or (ii) and (II) none of the members of the Board shall, and the Company shall not instruct any of its employees or employees of any of its affiliates to, directly or through any other person or entity, make any public or private statements (whether orally, in writing, via electronic transmission, or otherwise) that disparage, denigrate or malign the Executive. For purposes of clarification, and not limitation, a statement shall be deemed to disparage, denigrate or malign a person or entity if such statement could be reasonably construed to adversely affect the opinion any other person or entity may have or form of such first person or entity. No obligation under this Section 7(d) shall be violated by truthful statements (x) made to any governmental authority, (y) which are in connection with legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or (z) made in performance reviews.
(e)    Confidentiality; Return of Property. During the term hereof and at all times thereafter, the Executive shall not, without the prior express written consent of the Company, directly or indirectly, use on the Executive’s behalf or on behalf of any other person or entity, or divulge, disclose or make available or accessible to any person or entity, any Confidential Information (as defined below), other than when required to do so in good faith to perform the Executive’s duties and responsibilities hereunder while employed by the Company, or when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power. Nothing in this Section 7(e) or in this Agreement prohibits the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. Further, in accordance with the Defend Trade Secrets Act of 2016, (I) the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (II) if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, if the Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order. In the event that the Executive becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any Confidential Information, then prior to such disclosure, the Executive will provide the Board with prompt written notice so that the Company may seek (with the Executive’s cooperation) a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, then the Executive will furnish only that portion of the Confidential Information which is legally required (as may be advised by Executive’s legal counsel), and will cooperate with the Company in the Company’s efforts to obtain reliable assurance that confidential treatment will be accorded to the Confidential Information. In addition, the Executive shall not create any derivative work or other product based on or resulting from any Confidential Information (except in the good faith performance of the Executive’s duties under this Agreement while employed by the Company). The Executive shall also proffer to the Board’s designee, no later than the Termination Date (or upon the earlier request of the Company), and without retaining any copies, notes or excerpts thereof, all property of the Company and its affiliates in whatever form, including, without limitation, memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information, that are in the Executive’s actual or constructive possession or which are subject to the

Executive’s control at such time. To the extent the Executive has retained any such property or Confidential Information on any electronic or computer equipment belonging to the Executive or under the Executive’s control, the Executive agrees to so advise Company and to follow Company’s instructions in permanently deleting all such property or Confidential Information and all copies. For purposes of this Agreement, “Confidential Information” shall mean all information of a sensitive, confidential or proprietary nature respecting the business and activities of the Company or any of its affiliates, including, without limitation, the terms and provisions of this Agreement (except for the terms and provisions of Section 7), and the clients, customers, suppliers, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, Inventions (as defined below), know-how, research, developments, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of the Company or any of its affiliates. Confidential Information also includes all information received by the Company or any of its affiliates under an obligation of confidentiality to a third party of which the Executive has knowledge. Notwithstanding the foregoing, Confidential Information shall not include any information that is generally available, or is made generally available, to the public other than as a result of a direct or indirect unauthorized disclosure by the Executive or any other person or entity subject to a confidentiality obligation.
(f)    Ownership of Inventions. The Executive acknowledges and agrees that all Company Inventions (as defined below) (including all intellectual property rights arising therein or thereto, all rights of priority relating to patents, and all claims for past, present and future infringement, misappropriation relating thereto), and all Confidential Information, hereby are and shall be the sole and exclusive property of the Company (collectively, the “Company IP”). For consideration acknowledged and received, the Executive hereby irrevocably assigns, conveys and sets over to the Company all of the Executive’s right, title and interest in and to all Company IP. The Executive acknowledges and agrees that the compensation received by the Executive for employment or services provided to the Company is adequate consideration for the foregoing assignment. The Executive further agrees to disclose in writing to the Board any Company Inventions promptly following their conception or reduction to practice. Such disclosure shall be sufficiently complete in technical detail and appropriately illustrated by sketch or diagram to convey to one skilled in the art of which the Company Invention pertains, a clear understanding of the nature, purpose, operations, and other characteristics of the Company Invention. The Executive agrees to execute and deliver such deeds of assignment or other documents of conveyance and transfer as the Company may request to confirm in the Company or its designee the ownership of the Company Inventions, without compensation beyond that provided in this Agreement. The Executive further agrees, upon the request of the Company and at its expense, that the Executive will execute any other instrument and document necessary or desirable in applying for and obtaining patents in the United States and in any foreign country with respect to any Company Invention. The Executive further agrees, whether or not the Executive is then an employee or other service provider of the Company or any of its affiliates, upon request of the Company, to provide reasonable assistance with respect to the perfection, recordation or other documentation of the assignment of Company IP hereunder, and the enforcement of the Company’s rights in any Company IP, and to cooperate to the extent and in the manner reasonably requested by the Company in any litigation or other claim or proceeding (including, without limitation, the prosecution or defense of any claim involving a patent) involving any Company IP covered by this Agreement, without further compensation, but all reasonable out-of-pocket expenses incurred by the Executive in satisfying the requirements of this Section 7(f) shall be paid by the Company or its designee. The Executive shall not, on or after the Effective Date, directly or indirectly challenge the validity or enforceability of the Company’s ownership of, or rights with respect to, any Company IP, including, without limitation, any patent issued on, or patent application filed in respect of, any Company Invention. For purposes of this Agreement, “Company Invention” shall mean any Invention that is made, conceived, invented, authored, or first actually reduced to practice, by the Executive (alone or jointly with others) (i) in the course of, in connection with, or as a result of the Executive’s employment or other service with the Company or any of its affiliates (whether before, on, or after the Effective Date, but not before the commencement of Executive’s employment with the Company or its predecessor), (ii) at the direction or request of the Company or any of its affiliates (whether before, on, or after the Effective Date), or (iii) through the use of, or that is related to, facilities, equipment, Confidential Information, other Company Inventions, intellectual property or other resources of the Company or any of its affiliates, whether or not during the Executive’s work hours (and whether before, on, or after the Effective Date, but not before the commencement of Executive’s employment with the Company or its predecessor). For purposes of this Agreement, “Invention” shall mean any invention, formula, therapy, diagnostic technique, discovery, improvement, idea, technique, design, method, art, process, methodology, algorithm, machine, development, product, service, technology, strategy, software, work of authorship or other Works (as defined below), trade secret, innovation, trademark, data, database, or the like, whether or not patentable, together with all intellectual property rights therein.
(g)    Works for Hire. The Executive also acknowledges and agrees that all works of authorship, in any format or medium, and whether published or unpublished, created wholly or in part by the Executive, whether alone or jointly with others, (i) in the course of, in connection with, or as a result of the Executive’s employment or other service with the Company or any of its affiliates (whether before, on, or after the Effective Date), (ii) at the direction or request of the Company or any of its affiliates (whether before, on, or after the Effective Date), or (iii) through the use of, or that is related to, facilities, equipment, Confidential Information, other Company Inventions, intellectual property or other resources of the Company or any of its affiliates, whether or not during the Executive’s work hours (and whether before, on, or after the Effective Date) (“Works”), are works made for hire as defined under United States copyright law, and that the Works (and all copyrights arising in the Works) are owned exclusively by the Company and all rights therein will automatically vest in the Company without the need for any further action by any party. To the extent any such Works are not deemed to be works made for hire, for consideration acknowledged and received, the Executive hereby waives any “moral rights” in such Works and the Executive hereby irrevocably assigns, transfers, conveys and sets over to the Company or its designee, without compensation beyond that provided in this Agreement, all right, title and interest in and to such Works, including without limitation all rights of copyright arising therein or thereto, and further agrees to execute such assignments or other deeds of conveyance and transfer as the Company may request to vest in the Company or its designee all right, title and interest in and to such Works, including all rights of copyright arising in or related to the Works.
(h)    Cooperation. During and after the term hereof, the Executive agrees to cooperate with the Company and its affiliates in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party concerning issues about which the Executive has knowledge or that may relate to the Executive or the Executive’s employment or service with the Company or any of its affiliates (or the termination thereof). The Executive’s obligation to cooperate hereunder includes, without limitation, being available to the Company and its affiliates upon reasonable notice for interviews and factual investigations, appearing in any forum at the Company’s or any of its affiliates’ reasonable request to give testimony (without requiring service of a subpoena or other legal process), volunteering to the Company and its affiliates pertinent information, and turning over to the Company and its affiliates all relevant documents which are or may come into the Executive’s possession.  The Company shall promptly reimburse the Executive for the reasonable pre-approved out-of-pocket expenses incurred by the Executive in connection with such cooperation. For the avoidance of doubt, the immediately preceding sentence shall not require the Company to reimburse the Executive for any attorneys’ fees or related costs the Executive may incur absent advance written approval by the Company, which shall not be unreasonably withheld.
(i)    Notification Requirement. Until the expiration of the period or periods for Restrictive Covenants (as applicable), the Executive shall, upon a reasonable request by the Company, give notice to the Company of any new business activity in which he is engaged. Such notice shall state the name and address of the individual, corporation, limited liability company, association, partnership, estate, trust and other entity or organization, other than the Company or any of its affiliates (any such individual or entity being hereinafter referred to as a “Person”) for whom such activity is undertaken and the nature of the Executive’s business relationship(s) and position(s) with such Person. The Executive shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Executive’s continued compliance with the Restrictive Covenants.
(j)    Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the Restrictive Covenants. The Executive agrees that the Restrictive Covenants are necessary for the reasonable and proper protection of the Company and its affiliates and that each and every one of the Restrictive Covenants is reasonable in respect to subject matter, length of time and geographic area, and otherwise. The Executive further acknowledges that, were he to breach any of the Restrictive Covenants, the damage to the Company and its affiliates would be irreparable. The Executive therefore agrees that the Company and its affiliates, in addition to any other legal or equitable remedies available to them, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of the Restrictive Covenants, without having to post bond, and to specific performance of each of the terms thereof, and shall be entitled to recover their reasonable costs and attorneys’ fees in enforcing the Restrictive Covenants. The Executive further agrees that (i) any breach or claimed breach of the provisions of this Agreement by, or any other claim the Executive may have against, the Company or any of its affiliates will not be a defense to enforcement of any Restrictive Covenant and (ii) the circumstances of the Executive’s termination of employment with the Company will have no impact on the Executive’s obligations to comply with any Restrictive Covenant. The Restrictive Covenants are intended for the benefit of the Company and each of its affiliates. Each affiliate of the Company is an intended third party beneficiary of the Restrictive Covenants, and each affiliate of the Company, as well as any successor or assign of the Company or such affiliate, may enforce the Restrictive Covenants. The parties further agree that, in the event that any provision of the Restrictive Covenants shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities or otherwise, such provision shall be deemed to be modified by the court to permit its enforcement to the maximum extent permitted by law.
(k)    Notification of New Employer. In the event that the Executive is employed or otherwise engaged by any other person or entity following the Termination Date, the Executive agrees to notify, and consents to the notification by Company and its affiliates of, such person or entity of the Restrictive Covenants.
8.    Excise Tax.
(a)    Notwithstanding anything to the contrary contained in this Agreement or otherwise, to the extent that any payment, distribution or acceleration of vesting to or for the benefit of Executive by the Company (within the meaning of Section 280G of the Code and the regulations thereunder), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (but not below zero) to the Safe Harbor Amount (as defined below) if and to the extent that a reduction in the Total Payments would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income and employment taxes and the Excise Tax), than if Executive received the entire amount of such Total Payments in accordance with their existing terms (taking into account federal, state, and local income and employment taxes and the Excise Tax). For purposes of this Agreement, the term “Safe Harbor Amount” means the largest portion of the Total Payments that would result in no portion of the Total Payments being subject to the Excise Tax. To effectuate the foregoing, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating the portion of the Total Payments which are payable in cash and then by reducing or eliminating non-cash payments, in each case, starting with the payments to be made farthest in time from the Determination (as defined below).
(b)    The determination of whether the Total Payments shall be reduced as provided in Section 8(a) and the amount of such reduction shall be made at the Company’s expense by an accounting firm selected by Company from among the 10 largest accounting firms in the United States or by qualified independent tax counsel (the “Determining Party”); provided, that Executive shall be given advance notice of the Determining Party selected by the Company, and shall have the opportunity to reject the selection, within two business days of being notified of the selection, on the basis of that Determining Party’s having a conflict of interest or other reasonable basis, in which case the Company shall select an alternative firm among the 10 largest accounting firms in the United States or alternative independent qualified tax counsel, which shall become the Determining Party.  Such Determining Party shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and Executive, within 10 business days of the termination of Executive’s employment or at such other time mutually agreed by the Company and Executive.  If the Determining Party determines that no Excise Tax is payable by Executive with respect to the Total Payments, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Company and Executive.  If the Determining Party determines that an Excise Tax would be payable, the Company shall have the right to accept the Determination as to the extent of the reduction, if any, pursuant to Section 8(a), or to have such Determination reviewed by another accounting firm selected by the Company, at the Company’s expense.  If the two accounting firms do not agree, a third accounting firm shall be jointly chosen by Executive and the Company, in which case the determination of such third accounting firm shall be binding, final and conclusive upon the Company and Executive.
(c)    If, notwithstanding any reduction described in this Section 8, the Internal Revenue Service (“IRS”) determines that Executive is liable for the Excise Tax as a result of the receipt of any of the Total Payments or otherwise, then Executive shall be obligated to pay back to the Company, within 30 calendar days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of the Total Payments equal to the “Repayment Amount”. The “Repayment Amount” with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive’s net after-tax proceeds with respect to the Total Payments (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on the Total Payments) shall be maximized.  The Repayment Amount shall be zero if a Repayment Amount of more than zero would not result in Executive’s net after-tax proceeds with respect to the Total Payments being maximized.  If the Excise Tax is not eliminated pursuant to this Section 8, Executive shall pay the Excise Tax.

(d)    Notwithstanding any other provision of this Section 8, if (i) there is a reduction in the Total Payments as described in this Section 8, (ii) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive’s net after-tax proceeds (calculated as if Executive’s benefits had not previously been reduced), and (iii) Executive pays the Excise Tax, then the Company shall pay to Executive those payments or benefits which were reduced pursuant to this Section 8 as soon as administratively possible after Executive pays the Excise Tax (but not later than March 15 following the calendar year of the IRS determination) so that Executive’s net after-tax proceeds with respect to the Total Payments are maximized.
(e)    If, following a reduction of the Total Payments pursuant to Section 8(a), the Determining Party or a court of competent jurisdiction determines that the Total Payments were reduced to a greater extent than required under Section 8, then the Company shall as soon as administratively possible (but not later than by March 15 following the calendar year of such determination) pay the amount of such excess reduction to or for the benefit of Executive, together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code), from the date the amount would have otherwise been paid to Executive until the payment date.
(f)    To the extent requested by Executive, the Company shall cooperate with Executive in good faith in valuing, and the Determining Party shall take into account the value of, services provided or to be provided by Executive (including, without limitation, Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.
9.    Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder, any and all of which are superseded by this Agreement. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.
10.    Indemnification. The Company shall indemnify the Executive to the maximum extent permitted by the General Corporation Law of the State of Delaware. At the request of the Executive, and subject to the approval of the Board (excluding the Executive), the Company shall enter into an indemnification agreement with the Executive on terms at least as favorable in each respect to the Executive as the terms of any other indemnification agreement between the Company and any other director or officer of the Company. The Executive agrees to promptly notify the Company of any actual or threatened claim arising out of or as a result of his employment or other service with the Company or any of its affiliates (or the termination thereof).
11.    Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.
12.    Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any person or entity, transfer a substantial majority of its properties or assets to any person or entity, or engage in a similar transaction with any person or entity. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns.
13.    Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
14.    Amendment and Waiver. This Agreement may be amended or modified only by a written instrument signed by the Executive and the Company. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.
15.    Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed:
    (a) if to the Executive, at his last known address on the books of the Company, with a copy to Feinberg Hanson LLP, 855 Boylston Street, Boston, Massachusetts 02116, attention: David H. Feinberg; and

    (b) if to the Company, at its principal place of business, attention, Secretary, with a copy to Foley Hoag LLP, Seaport West, 155 Seaport Boulevard, Boston, Massachusetts 02210, attention: Erica Rice; or
    (c) to such other address as either party may specify by notice to the other actually received.
16.    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment and the subject matter hereof.
17.    Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.
18.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement, by electronic mail in portable document format (.pdf) or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement.
19.    Governing Law; Venue; WAIVER OF JURY TRIAL. This Agreement, the rights of the parties and all claims, actions, causes of action, suits, litigation, controversies, hearings, charges, complaints or proceedings arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. Both the Executive and the Company agree to appear before and submit exclusively to the jurisdiction of the United States District Court for the Southern District of New York with respect to any controversy, dispute, or claim arising out of or relating to this Agreement or the Executive’s employment or service with the Company or any of its affiliates (or the termination thereof), or if such controversy, dispute or claim may not be brought in federal court, to the state courts located in New York, New York and, in each case, the applicable courts of appeals of such court. Both the Executive and the Company also agree to waive, to the fullest possible extent, the defense of an inconvenient forum or lack of jurisdiction. The Executive further consents to service of process in the State of New York. THE COMPANY AND THE EXECUTIVE HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT OR SERVICE WITH THE COMPANY OR ANY OF ITS AFFILIATES (OR THE TERMINATION THEREOF), OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT OF THIS AGREEMENT (WHETHER ARISING IN CONTRACT, EQUITY, TORT OR OTHERWISE).

20.    Code Section 409A Compliance. This Agreement is intended to comply with Code Section 409A (to the extent applicable) and the parties hereto agree to interpret this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company. To the maximum extent possible, any severance owed under this Agreement shall be construed to fit within the “short-term deferral rule” under Code Section 409A and/or the “two times two year” involuntary separation pay exception under Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after the Executive’s “separation from service” (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement (i) shall not be paid (or commence) during the six-month period immediately following the Executive’s separation from service and (ii) shall instead be paid to the Executive in a lump-sum cash payment on the earlier of (A) the first regular payroll date of the seventh month following the Executive’s separation from service or (B) the 10th business day following the Executive’s death (but not earlier than such payment would have been made absent such death). If the Executive’s termination of employment hereunder does not constitute a “separation from service” within the meaning of Code Section 409A, then any amounts payable hereunder on account of a termination of the Executive’s employment and which are subject to Code Section 409A shall not be paid until the Executive has experienced a “separation from service” within the meaning of Code Section 409A. In addition, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year. Any reimbursement to which the Executive is entitled hereunder shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred. Notwithstanding anything herein to the contrary, neither the Company nor any of its affiliates shall have any liability to the Executive or to any other person or entity if this Agreement is, or if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Code Section 409A are, not so exempt or compliant. Each payment payable hereunder shall be treated as a separate payment in a series of payments within the meaning of, and for purposes of, Code Section 409A.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE	ASCEND WELLNESS HOLDINGS, LLC

/s/ Abner Kurtin	By:	/s/ Frank Perullo
Abner Kurtin
Print Name and Title:
Frank Perullo CSO

Exhibit A
[***]